Exhibit 4.4

Description of Registered Securities

As of January 2, 2021, Darling Ingredients Inc. (the “Company,” “we” or “us”) had one class of common stock, par value $.01 per share (“Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (as amended, the “Charter”), the Company’s Amended and Restated Bylaws (“Bylaws”) and the Company’s Certificate of Designation, each of which are incorporated by reference as an exhibit to the annual report on Form 10-K (“2020 Form 10-K”) of which this Exhibit 4.4 is a part. This description also summarizes relevant provisions of the Delaware General Corporation Law (“DGCL”). Accordingly, the more general information provided below is subject to, and qualified in its entirety by reference to, the Charter, Bylaws and the DGCL.

Authorized Capital Stock
We have the authority to issue a total of 251,000,000 shares of capital stock, consisting of:
•250,000,000 shares of Common Stock; and
•1,000,000 shares of our preferred stock, par value $.01 per share.

Rights and Preferences of Our Common Stock

All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Voting Rights

All shares of Common Stock have identical rights and privileges. Each share of Common Stock shall be entitled to one vote upon all matters submitted to a vote of our stockholders, and holders of shares of Common Stock have no cumulative voting rights.

Dividend Rights

Subject to limitations under applicable Delaware law, preferences that may apply to any outstanding shares of our preferred stock and contractual restrictions, holders of our Common Stock are entitled to receive dividends, in the form of cash, property or capital stock of the Company, when, as and if declared by the Board of Directors (the “Board”) from funds legally available therefor.

Rights upon Liquidation

In the event of a liquidation, dissolution or winding up of the Company, after the payment in full of all amounts owed to our creditors and holders of any outstanding shares of our preferred stock, the remaining assets of the Company will be distributed ratably to the holders of shares of our common stock. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred stock which the Board may designate and issue in the future without stockholder approval.

Other Rights and Preferences

Holders of our Common Stock do not have pre-emptive, subscription, redemption or conversion rights, and our Charter and Bylaws do not contain a sinking fund provision.

Stockholder Meetings

Our Charter and Bylaws provide that annual stockholder meetings will be held on the second Monday of May in each calendar year, if not a legal holiday, or such other date and time as shall be designated from time to time by the Board and stated in the notice of the meeting or in a duly executed waiver of notice of such meeting. At such meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting. Any action required by the DGCL to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by all the holders of outstanding stock.

Anti-takeover Effects of Provisions In Our Charter and Bylaws
Our Charter and Bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company.

Special Meetings
Our Charter and Bylaws provide that special meetings of the stockholders may only be called by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President or (d) a majority of the Board at any time and shall be called by the Secretary of the Company following his or her receipt of one or more written demands to call a special meeting of the stockholders of record who hold, in the aggregate, at least 10% of the voting power of the outstanding shares of capital stock of the Company.

Advance Notice Requirement
Our Bylaws specify requirements as to the form and content of a stockholder’s notice to request that certain business be brought before an annual meeting. These provisions may preclude stockholders from bringing matters before or proposing director nominees to an annual meeting or a special meeting of stockholders.

Nominations of persons for election to the board of directors of the Company and the proposal of other business to be considered by our stockholders may only be made at an annual meeting of stockholders:

•pursuant to the Company’s notice of meeting (or any supplement thereto);
•by or at the direction of the Board or any duly authorized committee thereof; or
•by any stockholder of the Company who (i) was a stockholder of record of the Company at the time the notice provided is delivered to the Secretary of the Company and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in Article II of the Company’s Bylaws.
To be timely, a stockholders notice generally must be received by the Secretary of the Company at our principal executive offices:
•in the case of an annual meeting:
•not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting, or
•if the annual meeting is called for a date that is more than 30 days before or more than 70 days after the first anniversary of the date of the preceding year’s annual meeting, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the first public announcement of the date of the annual meeting is made by the Company.
•in the case of a special meeting, not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Exclusive Forum

Unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or our Bylaws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of, and consented to the forum provisions in, our Charter. The enforceability of similar forum provisions in other companies’ certificates of incorporation, however, has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of our directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions and conditions. Our Charter limits the liability of directors to the fullest extent permitted by the DGCL. Such section eliminates the personal liability of a director to the Company for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our Bylaws provide that the Company also agrees that it will provide advancement of expenses to the indemnified person.

The limitation of liability and indemnification provisions included in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the value of the Common Stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Investor Services.

Listing

Our common stock is currently listed on NYSE under the symbol “DAR”.